Exhibit No. 16.2

Chavez and Koch, CPAs
2920 N Green Valley Pkwy, Bldg 8, #821
Henderson, Nevada 89104

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 (a) through 4(b) of Form 8-K/A, dated September 21, 2006, of Shearson Financial Network, Inc., formerly Consumer Direct of America and in connection with our audit report included in the 10KSB for the year ended December 31, 2003 and our quarterly review reports included in the 10QSB’s for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004 and September 30, 2005, we are in agreement with the statements made regarding our firm. We have no basis to disagree with any other statements contained therein.

/s/ Chavez and Koch, CPA’s
Henderson, Nevada
September 21, 2006